EXHIBIT 10.5

               MINING LEASE AND OPTION T0 PURCHASE

     Mining Lease and Option to Purchase ("Lease Agreement") made this 20th day of July 2001 (the "Effective Date"), between Kaibab Industries, Inc., an Arizona corporation ("Kaibab Industries" or "Lessor") of 4602 E. Thomas Road, Phoenix, Arizona 85018, as Lessor and Unico, Incorporated, an Arizona corporation ("Unico" or "Lessee") of P .0. Box 777, Magalia, California 95954, as Lessee.

     WHEREAS Kaibab Industries is the owner of certain mining claims more fully described below (the "Claims") and desires to lease the Claims to Unico; and

     WHEREAS Kaibab Industries has taken all necessary board action and no shareholder action is necessary to approve the lease of the Claims to Unico;

     THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

     1. Property Leased and Purchase Option. In consideration of the covenants and agreements hereinafter expressed to be kept and performed by Unico, Kaibab Industries hereby leases to Unico all of the equipment and other personal property described on Exhibit "A" and the following premises located in Garfield County, State of Utah consisting of patented mining claims and mill sites (if any):

     The patented mining claims in the Henry Mountain Mining District in Garfield County, State of Utah, all of U.S. Survey #3002, Mineral Entry #2103, consisting of the following: El Padre, Cuprum, Stevenite, Coney, Bromide Lodes, and the Triume Placer, containing 83.34 acres and more particularly described in the Deed Record Book "B" at Pages 215-220 of the records of the Office of the County Recorder of Garfield County, Utah (collectively he "Leased Premises").

     As additional consideration for the commitments of Lessee found herein, Lessor hereby grants to Lessee an option to purchase all of the Claims and mill sites (if any) as described herein (including all dumps, if any), and all equipment and other personal property described on Exhibit A, commencing with the Effective Date of this Lease Agreement and continuing thereafter for a period of three years. The option exercise price shall be One Million Dollars ($1,000,000) less any amounts paid by Unico to Kaibab Industries for the separate purchase of any of the equipment or other personal property described on Exhibit A. Any net smelter returns paid by Unico to Kaibab Industries pursuant to section 3 shall not be counted as part of the purchase price.
Upon exercise of the purchase option and payment therefor in cash or certified funds, Lessor shall convey good and marketable title to the above described Leased Premises to Lessee, free and clear of any liens, encumbrances, overriding royalties, carried interests or other interests, except such as may have arisen on account of Lessee's operation and lease of the Leased Premises. Upon exercise of this purchase option and payment of all amounts due hereunder by Lessee, this Lease Agreement and all rights of either party thereto shall be extinguished and Lessee shall become the fee title owner of the above described Leased Premises and all of the equipment and other personal property described on Exhibit A.

     Lessee shall give Lessor at least 10 days advance written notice of its intention to exercise the purchase option.


     Lessor agrees to furnish Lessee with copies of (or at its option to make available for copying by Lessee) all maps, drawings, reports and any available mine history, showing the location of drill holes, drifts driven, stockpiles, blocked out reserves, probable and or possible reserve estimates, assays, assay reports, development and other data, as is reasonably available to Lessor. Lessee agrees to return any and all such information to Lessor as soon as copied or within 30 days. Lessor shall furnish Lessee copies of drilling reports on the property at the time of signing of this Lease Agreement, which shall be returned to Lessor as provided above. At any termination of this Lease Agreement, Lessee agrees to furnish any similar data or information as to its development of the Claims to Lessor on the same basis. Lessee agrees to accept the property "as is" and to indemnify and hold Lessor harmless for any damages incurred by Lessor arising out of damage to property or the personal injury or death of the employees or agents of Lessee, or any other person where such damage arises on account of or in connection with the use, operation or development of the property by Lessee.

     Lessor agrees, warrants and represents that its board of directors has taken all action necessary to enter into this Lease Agreement and that shareholder approval of this Lease Agreement is not necessary. Lessor further agrees, warrants and represents that neither the execution of this document nor the exercise of the purchase option by Lessee would result in the disposition of all or substantially all of the assets of Lessor so as to require shareholder approval under applicable state law. Further, Lessor agrees, warrants and represents that in the event any shareholder of Lessor threatens to contest or contests, by court action or otherwise, the grant or validity of the Lease Agreement or the grant, validity or exercise of the purchase option thereunder, in any manner, that Lessor will indemnify and hold harmless Lessee from any and all damages, costs and attorneys fees it may suffer as a result of such contest and Lessor agrees to use its best efforts to obtain any shareholder approval or consent which may be determined to be required.

     Lessee may, in its discretion, record the Notice of Interest attached hereto as Exhibit B.

     2. Term; Assignment. Unico shall hold the Leased Premises for the purpose of mining all kinds of minerals and ores for a period of three (3) years from the date of this Lease Agreement (the "Effective Date"), unless the Lease Agreement is sooner terminated under any provision contained herein. Each party, with the prior written consent of the other, which consent shall not be unreasonably withheld, shall have the power to assign or sublet this Lease Agreement or any interest hereunder. Notwithstanding the Effective Date, Unico shall have reasonable access to the Leased Premises prior to the Effective Date to prepare work plans and complete preliminary preparations.

     3. Duties of Lessee; Payments to Kaibab Industries. Unico agrees to perform all work in a thorough and workmanlike manner, to keep underground workings securely timbered, drained, and clear of loose rock and rubbish, to properly dispose of loose rock outside the mine, to comply with all mining and environmental laws, rules and regulations, to keep accurate accounts, to render necessary statements to Kaibab Industries showing the amount and character of production, and to pay to Kaibab Industries, or its designated agent, as rental for the leased Claims, a five percent (5%) net smelter return upon all ore taken from the Leased Premises during the term of this Lease Agreement. Net smelter return payments shall be adjusted to provide for payment of the actual cost of transportation from the mine to the receiving plant or smelter, and less any assaying, weighing, treatment and special sampling charges. Net smelter return payments by Unico shall be made to Kaibab Industries at the above address, or its designated agent or bank by the 15th of the month next succeeding the calendar month during which Unico shall have received payment for such shipment. Unico shall conduct resource definition and an induced polarization geophysical survey of the property. All data gathered by Unico concerning the Property during the term of this Agreement shall be shared with Kaibab Industries. Unico shall carry its own worker's compensation and liability insurance.

     4. Minimum Production Requirements. Unico agrees that commencing 30 days after the Effective Date of this Lease Agreement, Unico shall then begin to produce not less than the lesser of the following: (a) the mining and removal of a minimum of 1,000 tons of ore per month from the Leased Premises; or (b) the refining of a minimum of 1,000 ounces of gold per month mined from the Leased Premises. Because mining operations of the Leased Premises are seasonal, the parties agree that these minimum production requirements shall only apply from June 10 until November 20 (a total of 5 months and 10 days) during each year during the term of this Lease Agreement, and the minimum production requirements for all partial months shall be pro rated.

     5. Right of Access. Kaibab Industries or its designated representative, shall have the right, upon reasonable notice, to enter upon the Leased Premises to inspect the same or take samples therefrom, and to enter upon the mill site at Unico's Deer Trail Mine (to verify that there has been no commingling of ores as described in Section 10), and Lessee will render to Lessor reasonable assistance in its power in so doing. Kaibab Industries shall also have the right, upon reasonable notice, to review and make copies of the books and records of Unico which relate to this Lease Agreement.

     6. Taxes and Assessments. Unico agrees to pay when due all taxes and assessments levied against the Leased Premises on account of the production of ore under this Lease Agreement. All assessment work shall be performed and affidavits of labor recorded by Lessee in due time as may be required by law. To the extent that Lessee's operating expenditures on the Leased Premises exceed the minimum required to qualify for assessment work on any unpatented claims (if any) included in the Leased Premises, the excess may be reported by Lessor to qualify as assessment work on its contiguous unpatented claims (if any) as permitted by law.

     7. Default by Lessee. Unico agrees that in case of its failure in any substantial respect to keep and fulfill any one or more of the covenants or agreements herein or its failure to pay any net smelter returns due Kaibab Industries, it shall then be lawful for Lessor to declare this Lease Agreement ended. Upon any default by Lessee, Lessor shall give Lessee written notice of such default and Lessee shall have thirty days (30 days) thereafter to correct such default. In the event of an uncorrected default, (and also upon termination of this Lease Agreement) Lessee agrees to surrender and deliver the Lessor quiet and peaceable possession of the Leased Premises. Upon termination of this Lease Agreement, for any reason other than the exercise of the purchase option by Lessee, Lessee shall have a period of 30 days in which to remove any and all of its own mining equipment being used in operating the Leased Premises or transporting ore from such operations.

     In the event that a default occurs due to Lessee's failure to pay to Lessor any net smelter returns due to the Lessor, then Lessee shall continue to be liable to pay all delinquent net smelter returns to Lessor, regardless of whether Lessor terminates this Lease.

     In the event that a default occurs due to Lessee's failure to meet the minimum production requirements specified in Section 4 of this Lease Agreement, then Lessor's exclusive remedy shall be to terminate this Lease Agreement, and Lessor may then require Lessee to purchase all or any portion of the equipment and personal property described on Exhibit A for the agreed upon value specified on Exhibit A. In no event shall Lessee be required to pay to Lessor the value of any net smelter returns that Lessor would have received if the minimum production requirements had been met, or any other damages due to Lessee's failure to meet minimum production requirements.

     8. Successors and Assigns. All covenants and agreements contained herein shall extend to and be binding upon the heirs, legal representatives, successors, and assigns of the parties.

     9. Termination. Lessee may, at any time, surrender and terminate this Lease Agreement upon giving to Lessor sixty (60) days notice in writing and paying all net smelter returns owing through the effective date of termination. The parties may also terminate this Lease Agreement by mutual agreement. This Lease Agreement shall terminate three (3) years from the Effective Date or upon execution of the purchase option and payment of the purchase price by Lessee. Lessor may terminate this Lease Agreement as described in paragraph 7 above or otherwise as permitted by law. If this Lease Agreement is terminated for any reason other than Lessee's exercise of the option granted herein, Lessee shall record a release of the Notice of Interest in a form satisfactory to Lessor.

     In the event Lessee acquires any interest in any other claims located within one mile of the Leased Premises ("Nearby Claims") during the term of this Lease Agreement, and in the event Lessee does not exercise the purchase option described in Section 1, then upon the termination of this Lease Agreement, Lessee's interest in all such Nearby Claims shall be transferred to Lessor without Lessor being required to make any payments to Lessee therefor.

     10. No Commingling of Ores. Unico agrees to keep all of the ore removed from the Leased Premises separate from ore removed from the Deer Trail Mine and all other mines that may be operated by Unico in the future. Unico will take steps to assure that there is no commingling of ores, so that Unico's performance under this Lease Agreement can be accurately measured and any amounts to become due and owing to Kaibab Industries under this Lease Agreement in the future can be accurately computed.

     11. Compliance with Laws. All operations of Lessee shall be conducted so as to comply with the laws of the State of Utah and with all statutes, rules, regulations, orders, and requirements of federal authorities and Lessee agrees to indemnify and hold harmless Lessor for any obligations, liens or similar liabilities arising as a result of the operations of Lessee and constituting a lien or obligation against the Leased Premises. The parties understand and agree that the mine is an underground mine and that no significant reclamation of the mine site is anticipated following normal mining procedures on the Claims. Lessor is not aware of any notice of non-compliance from any governmental agency regarding the property. Each party to this Lease Agreement shall be responsible for any environmental, pollution or aesthetic requirements or liability legitimately made or assessed by a governmental entity attributable to each party's respective period of occupancy and operation of the Claims. To the extent permitted by law, Lessee shall be entitled to any depletion allowance on the property as a result of its mining activities. If Lessee exercises its option to purchase, Lessee shall be responsible for any environmental, pollution or aesthetic requirements related to the property, which arise on or after the Effective Date of the Lease Agreement, and Lessee shall defend and hold Lessor harmless from and against any claim, liability or expense, including assessment or remediation costs, arising out of any such environmental, pollution or aesthetic requirements.

     12. Entire Agreement; Governing Law. This Lease Agreement contains the entire agreement between the parties hereto and any amendments thereto shall be in writing. This Lease Agreement shall be governed and construed under the laws of the State of Utah.

     EXECUTED as of the date first above written.

LESSEE:                                    LESSOR:

UNICO, INCORPORATED                        KAIBAB INDUSTRIES, INC.


/s/ Ray C. Brown                           /s/ R. Bruce Whiting_____
Ray C. Brown, President                    R. Bruce Whiting, President

State of Nevada           )
                          : ss.
County of Clark           )

     Personally appeared before me, Ray C. Brown, this 28th day of July, 2001, who declared to me that he is the President of Unico, Incorporated and acknowledged to me that he executed the foregoing agreement on behalf of said corporation by authority of a resolution of its board of directors or bylaws.

/s/ M. Dana Burgess
NOTARY PUBLIC

Commission  Expires: 9-22-01
Residing At: _Las Vegas, Nevada



State of Arizona        )
                        : ss.
County of Maricopa      )

     Personally appeared before me, R. Bruce Whiting, this 20th day of July, 2001, who declared to me that he is the President of Kaibab Industries, Inc. and acknowledged to me that he executed the foregoing agreement on behalf of said corporation by authority of a resolution of its board of directors or bylaws.

 /s/ Marcia D. Fixel
 NOTARY PUBLIC

Commission  Expires: 11-18-04
Residing At: _Chandler, Arizona

















                            EXHIBIT A
 DESCRIPTION OF EQUIPMENT AND OTHER PERSONAL PROPERTY COVERED BY
          THE LEASE AGREEMENT AND ITS AGREED UPON VALUE.


Description of Equipment or Personal Property with the Agreed Upon Value
 ----------------------------------------------------------------------------
|Dux Ore Hauler D100-208     |$ 6,000 | John Deere Loader 79932      |$ 8,000|
|Case Backhoe 580C8427       | 11,000 | Hercules Generator 2004A 15KW|  2,500|
|Isuzu Engine 301612         |  1,000 | Lincoln Welder A859446 400DC |  1,500|
|Quincy Compressor 325-4-239-|    400 | Wilfley Lg Concentrator Table|  7,000|
| L                          |        | 7405 17945                   |       |
|Super Collider 90930dynamill|  2,000 | Lab items,crucibles,molds,etc|    500|
|Wilfley Sm Concentrator     |  2,000 | Klondike Trommel 125         |    800|
| Table 18548                |        | Centrifugal Pump 981209 1998 | 25,000|
|Veculla Electric 3638 Mod.30|  1,000 | Misc. Items (see list below) |  5,000|
|Sioux Water Heater          |    900 | Grand Rapid Power Source     |  2,000|
| Model #D1000 1000000 BTU   |        | Koch Dryer Oven Mod. 959-402L|    200|
|Dryer Steam 1998            |  1,000 | Pumps (see list below)       | 15,225|
|Tanks (see list below       | 24,405 | Gardner Denver 83 Drill      |    300|
|Long Year Drill             |  8,000 | 6 electric motors            |    500|
|Safety Equipment*           |  1,000 | Furnace hood                 |    200|
|Vent Fans                   |    200 | Electrical panel             |    200|
|Vacuum Pumps                |    200 | Water pumps                  |    200|
|Tilt Furnace 430 crucible   |  2,000 | HyGy Collider                | 25,000|
|Brawn Mixers                |  5,325 |                              |       |
|Winkie Drill w/rods         |  6,000 |                              |       |
------------------------------------------------------------------------------

                        Total $164,755.00

Misc items: 14" conveyor w/belt, sm. ball mill, sm. jig, jack tank, chemicals, lumber, tele. poles, tables, water meters, etc., flooring, electrical cords, misc. wire on pallet, castings and propane stove.
Tanks: 1-350 gal. cone/stand, 2-1100 gal. cone w/stand, 2-1600 gal. cone w/stand, 1-375 gal vertical , 1-550 gal. vertical, 2-1050 gal. vertical, 1-1600 gal. vertical, 3-6500 gal. vertical all new.
Pumps: 5-w/40 IHF, 5 w/50 IHF 14.4 cubic meters per minute, 5-w/65 IHF 28.8 cubic meters per minute.
* To include miners belts, lights, w/charger, self rescuers, boots, first aid kits, etc.

                             /s/ RBW
                             -------
                             initials



                             /s/ RCB
                             -------
                             initials










                            EXHIBIT B

WHEN RECORDED MAIL TO: Unico, Incorporated
c/o Ray C. Brown
P.O. Box 777
Magalia, CA 95954

                        NOTICE OF INTEREST

Notice is hereby given that Unico, Incorporated, an Arizona corporation, claims an interest in the real property described below, on Exhibit A attached hereto, located in Garfield County, Utah. Said interest is evidenced by that certain MINING LEASE AND OPTION TO PURCHASE dated July __, 2001 wherein Kaibab Industries, Inc. is Lessor and Unico, Incorporated is Lessee. The property affected by the MINING LEASE AND OPTION TO PURCHASE is located in Garfield County, State of Utah, and is more particularly described as follows:

     The patented mining claims in the Henry Mountain Mining District in Garfield County, State of Utah, all of U.S. Survey #3002, Mineral Entry #2103, consisting of the following: El Padre, Cuprum, Stevenite, Coney, Bromide Lodes, and the Triume Placer, containing 83.34 acres and more particularly described in the Deed Record Book "B" at Pages 215-220 of the records of the Office of the County Recorder of Garfield County, Utah.

Dated the ____ day of July, 2001.


                                                Unico, Incorporated


                                                ________________________
                                                Ray C. Brown, President
STATE OF __________     )
                        :ss.
COUNTY OF _________     )


     On the ____ day of July, 2001, personally appeared before me Ray C. Brown, who being by me duly sworn, did say that he is the President of Unico, Incorporated and that he signed the foregoing Notice of Interest on behalf of the corporation by authority of its board of directors or bylaws and acknowledged to me that said corporation executed the same.



                                           _____________________________
                                           Notary Public

Commission Expires:____________
Residing in: __________________